Exhibit 1

JOINT FILING AGREEMENT

Best Alliance Profits Limited, Newscorp Cayman International Limited, The News Corporation Limited and K. Rupert Murdoch (the “Reporting Persons”) hereby agree to file jointly the Schedule 13G to which this Joint Filing Agreement is attached and any amendments thereto, as permitted by Rule 13d-1 promulgated under the Securities Exchange Act of 1934, as amended. This Joint Filing Agreement hereby supersedes and replaces any Joint Filing Agreement previously executed by any of the Reporting Persons with respect to the ordinary shares of Netease.com, Inc. Each of the Reporting Persons agrees that the information set forth in such Schedule 13G and any amendments thereto with respect to that Reporting Person will be true, complete and correct as of the date of that Schedule 13G or that amendment, to the best of that Reporting Person’s knowledge and belief, after reasonable inquiry. Each of the Reporting Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Reporting Person. Each of the Reporting Persons shall notify the other Reporting Persons promptly if any of the information set forth in the Schedule 13G or any amendments thereto becomes inaccurate in any material respect or if that person learns of information which would require an amendment to the Schedule 13G.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 30th day of January, 2003.

BEST ALLIANCE PROFITS LIMITED

By: /s/ Bruce B. Churchill
Name: Bruce B. Churchill
Title: Director

NEWSCORP CAYMAN
INTERNATIONAL LIMITED

By: /s/ Arthur M. Siskind
Name: Arthur M. Siskind
Title: Director

THE NEWS CORPORATION LIMITED

By: /s/ Arthur M. Siskind
Name: Arthur M. Siskind
Title: Director

        /s/ K. Rupert Murdoch
K. Rupert Murdoch